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                                                                    EXHIBIT 99.1


                 COX COMMUNICATIONS INCREASES PURCHASE PRICE IN
                 TENDER OFFERS FOR ITS PRIZES AND PREMIUM PHONES


Atlanta - Cox Communications, Inc. (NYSE: COX) today announced that it is amending certain terms of its offers to purchase any and all of its outstanding 2% Exchangeable Subordinated Debentures due 2029 (the "PRIZES") and 3% Exchangeable Subordinated Debentures due 2030 (the "Premium PHONES" and, together with the PRIZES, the "Subordinated Debentures"). Pursuant to the terms of the amended offers, all PRIZES tendered will be purchased at a price of $41.50 for each $88.50 original principal amount of the PRIZES and all Premium PHONES tendered will be purchased at a price of $590.00 for each $1,000 original principal amount of the Premium PHONES, if validly tendered prior to the Expiration Date. In either case, holders of the Subordinated Debentures that tender their securities will receive accrued and unpaid interest and dividends up to but excluding the settlement date. Holders that have already tendered their Subordinated Debentures will receive the purchase price set forth above rather than the Total Consideration (which included an early tender premium) set forth in Cox's Offer to Purchase dated May 6, 2003 (the "Offer to Purchase"). Except as otherwise stated herein, all other terms, including the Expiration Date, and conditions of the offers set forth in the Offer to Purchase remain unchanged. The offers will expire at 5:00 p.m., New York City time, on June 4, 2003, unless extended by Cox (the "Expiration Date").

Morgan Stanley and Merrill Lynch & Co. are acting as dealer managers and Georgeson Shareholder Communications Inc. is acting as information agent in connection with the offers. Morgan Stanley's Liability Management desk can be contacted at (800) 624-1808 and Merrill Lynch's Liability Management desk can be contacted at (888) 654-8637. For additional information regarding the offers, reference should be made to the Offer to Purchase and related Letter of Transmittal, copies of which can be obtained from the information agent at (800) 813-3269. Banc of America Securities LLC and SunTrust Robinson Humphrey are serving as co-managers for the offers. Neither Cox nor any of the dealer managers, the co-managers, or the information agent makes any recommendation as to whether or not holders should tender their Subordinated Debentures pursuant to the offers.

Cox Communications, a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customer relationships, including 6.3 million basic cable customers nationwide. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via its affiliate Cox Business Services, LLC. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including




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Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CONTACTS:

Media Relations
Bobby Amirshahi
(404) 843-7872
bobby.amirshahi@cox.com

Investor Relations
Lacey Lewis
(404) 269-7608
lacey.lewis@cox.com



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